Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13342, 333-13278 and 333-132443) of Ultra Petroleum Corp. (“Ultra”) of our report dated October 1, 2014 relating to the Statements of Revenues and Direct Operating Expenses of the oil and gas properties acquired by Ultra from SWEPI, LP, which appears in this Current Report on Form 8-K/A of Ultra Petroleum Corp. dated October 1, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 1, 2014